UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549
FORM 8-K
CURRENT REPORT
PURSUANT TO SECTION 13 OR 15(d) OF THE SECURITIES EXCHANGE ACT OF 1934
Date of Report (Date of earliest event reported): February 24, 2009
WHITING USA TRUST I
(Exact name of Registrant as specified in its charter)

Delaware	001-34026	26-6053936
(State or other jurisdiction of	(Commission	(I.R.S. Employer
incorporation or organization)	File Number)	Identification No.)
The Bank of New York Mellon Trust Company, N.A., Trustee
Global Corporate Trust
919 Congress Avenue
Austin, Texas 78701
(Address of principal executive offices)
Registrant’s Telephone Number, including area code: (800) 852-1422
NOT APPLICABLE
(Former name, former address and former fiscal year,
if changed since last report)
Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR240.14d-(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

ITEM 8.01. Other Information.
     On February 24, 2009 Whiting USA Trust I (the “Trust”) announced certain information relating to the December 31, 2008 reserve report of the underlying properties in which the Trust has an interest. The Trust holds a net profits interest, which terminates when 9.11 million barrels of oil equivalent have been produced from the underlying properties and sold (which amount is the equivalent of 8.20 million barrels of oil equivalent in respect of the Trust’s right to receive 90% of the net proceeds from such reserves pursuant to the net profits interest). Based on the reserve report from the Trust’s independent petroleum engineer for the underlying properties as of December 31, 2008, these reserve quantities are projected to be produced by December 31, 2021, which compares to the December 31, 2017 projected date in the December 31, 2007 reserve report. This change is due to the much lower oil and natural gas price assumptions being used in the independent engineers’ report as of December 31, 2008 as compared to the report prepared as of December 31, 2007. The application of the lower prices in the reserve estimate shortens the economic producing lives and reduces the reserve estimates of wells producing at lower rates. The projected time to produce the remaining reserves attributable to the Trust is therefore extended.
Copies of the press release and letter from Cawley, Gillespie and Associates, Inc. are attached as Exhibits 99.1 and 99.2 hereto.
ITEM 9.01. Financial Statements and Exhibits.
(d)	Exhibits.
99.1	Press Release dated February 24, 2009.

99.2	Letter of Cawley, Gillespie and Associates, Inc. dated January 12, 2009

SIGNATURES
     Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned thereunto duly authorized.

Whiting USA Trust I

By:	The Bank of New York Mellon Trust Company, N.A.,
as Trustee

By:	/s/ Mike Ulrich

Name:	Mike Ulrich
Title:	Vice President
Date: February 24, 2009

Exhibit Index

Exhibit Number	Description
99.1	Press Release dated February 24, 2009.
99.2	Letter of Cawley, Gillespie & Associates, Inc. Dated January 12, 2009